Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Westinghouse Air Brake Technologies Corporation for the registration of 6,306,781 shares of common stock and to the incorporation by reference therein of our reports dated February 24, 2020, with respect to the consolidated financial statements and schedule of Westinghouse Air Brake Technologies Corporation, and the effectiveness of internal control over financial reporting of Westinghouse Air Brake Technologies Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
July 28, 2020